Arthur Don
Tel 312.456.8438
Fax 312.456.8435
dona@gtlaw.com

December 29, 2011

Ariel Investment Trust
200 East Randolph Drive, Suite 2900
Chicago, Illinois 60601

Re:	Ariel Investment Trust Registration of Shares

Ladies and Gentlemen:

We have acted as counsel for Ariel Investment Trust (the “Trust”) in connection with the registration under the Securities Act of 1933 (the “1933 Act”) of an indefinite number of shares of beneficial interest of the series of the Trust designated Ariel Fund, Ariel Appreciation Fund, Ariel Focus Fund, Ariel Discovery Fund, Ariel International Equity Fund and Ariel Global Equity Fund (each a “Fund” and such shares of beneficial interest the “Shares”) in registration statement No. 33-7699 on Form N-1A.  We have also acted as counsel for the Trust in connection with the registration under the Investment Company Act of 1940 (the “1940 Act”) of the Shares in registration statement No. 811-4786 on Form N-1A (collectively, as amended to date, with registration statement No. 33-7699, as amended to date, the “Registration Statement”).

In this connection we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the Agreement and Declaration of Trust (the “Trust Agreement”) and bylaws of the Trust, actions of the Board of Trustees of the Trust authorizing the issuance of shares of the Funds and the Registration Statement.

Among other things, the Registration Statement is deemed to register the Shares pursuant to Rule 24f-2 under the 1940 Act.  You have advised us that the Trust will, from year to year, timely file a notice pursuant to Rule 24f-2 perfecting the registration of the Shares sold by the Trust during each fiscal year during which such registration of an indefinite number of Shares remains in effect.  You have also informed us that the Shares will be sold in accordance with Section 5(b) of the 1933 Act.

Based on the foregoing information and examination, we are of the opinion that upon the issuance and delivery of the Shares of each Fund in accordance with the Trust Agreement and the actions of the Board of Trustees authorizing the issuance of the Shares, and the receipt by the Trust of the authorized consideration therefor, the Shares so issued will be validly issued, fully paid and non-assessable (although shareholders of each Fund may be subject to liability under certain circumstances as described in the Statement of Additional Information of the Trust included as Part B of the Registration Statement under the caption “General Information”).

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the 1933 Act.

                Best regards,
                GREENBERG TRAURIG, LLP

                /s/ Greenberg Traurig, LLP

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